PROSPECTUS Dated November 21, 2011	Term Sheet No. 1080 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated September 23, 2013
Rule 433

Morgan Stanley
GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due October 3, 2018

We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due October 3, 2018 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

We describe the basic features of the notes, including how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Fixed Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Payment Period:	Semi-annually

Maturity Date:	October 3, 2018	Interest Payment Dates:	Each October 3 and April
3 commencing April 3,
2014

Settlement Date	October 3, 2013	Call Price:	NA
(Original Issue Date):

Interest Accrual Date:	October 3, 2013	First Call Date:	NA

Issue Price:	100%	Call Frequency:	NA

Commissions:	%	Business Day:	New York

Proceeds to Morgan	$	Minimum Denominations:	$1,000 and integral
Stanley:			multiples of $1,000 in
excess thereof

Specified Currency:	U.S. dollars	Survivor's Option:	No

Redemption Percentage at	100%	CUSIP:	61760LEU5
Maturity:

Interest Rate:	2.450% per annum (calculated	Other Provisions:	None
on a 30/360 day count basis)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY